Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
March 12, 2008		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Announces Corrections of 2007 Results;
Declares Quarterly Dividend of $0.16 per share

Salem, MA (March 12, 2008) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today announced certain corrections to its press release issued February 28, 2008 announcing its results for the quarter and year ended December 31, 2007.  The corrections consisted of reducing income taxes by $1.8 million for both the quarter and year ended December 31, 2007, resulting in a $1.8 million increase in net income for each period.  Earnings per basic share increased by $0.12 and $0.11 for the quarter and year ended December 31, 2007 respectively, while earnings per diluted share increased by $0.11 and $0.12 for the quarter and year ended December 31, 2007, respectively.  This correction as well as other certain balance sheet reclassifications are reflected in the corrected financial statements attached below.

The Company also announced that its Board of Directors declared a quarterly dividend of $0.16 per share, payable on April 10, 2008 on all common shares outstanding to stockholders of record as of March 31, 2008.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company headquartered in Salem, Massachusetts.  Its principal subsidiaries include:  Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international service, as well as the largest wireless service provider, in Guyana; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England; and Choice Communications, LLC, which provides wireless television and wireless broadband services, as well as dial-up internet services in the U.S. Virgin Islands.  The Company also owns 43% of Bermuda Digital Communications Ltd., which, under the Cellular One name, is the largest provider of wireless voice and data services in Bermuda.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31,
	2006	2007
Assets:
Cash and Cash Equivalents	$60,543	$71,173
Other Current Assets	30,596	47,202

Total Current Assets	91,139	118,375

Fixed Assets, net	138,573	155,753
Goodwill and Other Intangible Assets, net	59,733	56,431
Other Assets	13,169	14,067

Total Assets	$302,614	$344,626

Liabilities and Stockholders’ Equity:
Current Liabilities	$35,041	$44,879

Long Term Debt	50,000	50,000
Other Liabilities	12,871	13,540

Total Liabilities	97,912	108,419

Minority Interests	25,932	27,236

Stockholders’ Equity	178,770	208,971

Total Liabilities and Stockholders’ Equity	$302,614	$344,626

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
Revenue:
Wireless	$18,129	$22,796	$63,038	$83,458
Local Telephone and Data	10,943	12,450	42,718	46,598
International Long Distance	12,151	13,326	46,663	52,635
Other Revenues	963	997	3,646	4,050

Total Revenue	42,186	49,569	156,065	186,741

Operating Expenses:
Termination and Access Fees	5,599	7,178	23,394	29,379
Internet and Programming	934	856	3,504	3,379
Engineering and Operations	5,654	6,144	19,691	23,037
Sales, Marketing and Customer Services	3,760	3,174	10,088	15,526
General and Administrative	5,237	5,845	21,892	23,136
Depreciation and Amortization	6,477	6,711	24,510	26,686
Impairment of Long Lived Assets	—	4,400	—	4,400
Gain on Disposition of Long Lived Assets, net	—	(5,043)	—	(5,961)

Total Operating Expenses	27,661	29,265	103,079	119,582

Operating Income	14,525	20,304	52,986	67,159

Other Income (Expense):
Interest Income (Expense), net	(274)	(46)	(2,147)	172
Other Income	106	189	725	2,239

Other Income (Expense), net	(168)	143	(1,422)	2,411

Income Before Income Taxes, Minority Interests and Equity in Earnings of Unconsolidated Affiliates	14,357	20,447	51,564	69,570
Income Taxes	6,562	7,152	25,538	28,929

Income Before Minority Interests and Equity in Earnings of Unconsolidated Affiliates	7,795	13,295	26,026	40,641
Equity in Earnings of Unconsolidated Affiliates	457	515	2,467	2,281
Minority Interests	(1,379)	(1,219)	(4,993)	(4,982)

Net Income	$6,873	$12,591	$23,500	$37,940

Net Income Per Share

Basic	$0.46	$0.83	$1.73	$2.50
Diluted	$0.45	$0.82	$1.72	$2.48
Weighted Average Common Shares Outstanding
Basic	15,095	15,182	13,568	15,168
Diluted	15,247	15,352	13,672	15,304